FOR IMMEDIATE RELEASE

Contacts

Investors: Peter Vozzo, 301-398-4358

Media: Jamie Lacey, 301-398-4035

http://www.medimmune.com

MEDIMMUNE REPORTS 2006 SECOND-QUARTER AND

SIX-MONTH FINANCIAL RESULTS

Recent Highlights

•     Reverse genetics technology approved for use in development of influenza vaccines

•     Clinical study initiated with vaccine candidate against an H5N1 influenza virus with the National Institutes of Health (NIH)

•     Research agreement entered into for pediatric respiratory diseases with the NIH

•     $170 million contract awarded by U.S. Department of Health and Human Services to develop cell culture-based influenza vaccines

•     MedImmune to receive royalties and milestone revenues from newly approved vaccine to prevent cervical cancer

•     Initial $500 million stock repurchase program fully utilized; new $500 million stock buyback program authorized in May; $282 million of common stock repurchased during the 2006 second quarter, including $148 million repurchased concurrent with the issuance of $1.15 billion in convertible senior notes in June

•     Full transition completed in June of promotional responsibility for Synagis® in U.S. from Abbott Laboratories

GAITHERSBURG, MD, July 20, 2006 – MedImmune, Inc. (Nasdaq: MEDI) announced today 2006 second-quarter revenues of $73 million and a net loss of $63 million, or $0.26 per share, including share-based compensation expense and as calculated in accordance with generally accepted accounting principles (GAAP). Excluding share-based compensation expense, MedImmune’s net loss was $66 million, or $0.27 per share. In the 2005 second quarter, MedImmune reported revenues of $88 million, and a net loss of $44 million, or $0.18 per share. MedImmune’s second-quarter results reflect the seasonal impact of two of its four marketed products, Synagis (palivizumab) and FluMist® (Influenza Virus Vaccine Live, Intranasal), both of which are prescribed to help prevent serious respiratory viruses that most commonly occur in the fall and winter months.

“We continue to make solid progress in building our business for the near and long term,” stated David M. Mott, MedImmune’s president and chief executive officer. “Two recent approvals from the U.S. Food and Drug Administration (FDA) exemplify our current momentum, which we believe bodes well for our future. On June 30, the FDA approved our reverse genetics technology for use in making influenza vaccines. Earlier in June, the FDA approved the first vaccine to prevent cervical cancer, for

MEDIMMUNE REPORTS FINANCIAL RESULTS FOR SECOND-QUARTER 2006

which we will receive royalties and milestone revenues based on our intellectual property rights related to this technology. Additionally, we continue to make progress advancing the rest of our pipeline that now includes approximately 40 products and product candidates in various stages of development, including 14 candidates in the clinic. Further, we expect to submit up to five investigational new drug applications by the end of the year.”

For the first six months of 2006, MedImmune reported revenues of $571 million versus $598 million in revenues for the first six months of 2005. The company reported a net loss of $16 million, or $0.07 per share, including share-based compensation expense and as calculated in accordance with GAAP for the first six months of 2006. Excluding share-based compensation expense, MedImmune’s net loss for the 2006 six-month period was $7 million, or $0.03 per share, compared to net earnings of $70 million, or $0.28 per diluted share in the first six months of 2005.

Product Sales

In the 2006 second quarter, MedImmune reported total product sales of $66 million, including $33 million in worldwide sales of Synagis and $25 million in sales of Ethyol® (amifostine). This compares to $85 million in total product sales in the 2005 second quarter, which included $51 million in worldwide sales of Synagis and $23 million in sales of Ethyol. In the 2006 second quarter, sales of Synagis to the company’s international distributor, Abbott International (AI), grew to $10 million from $7 million in 2005, while U.S. sales of $24 million for the 2006 quarter were down from the $43 million reported in the 2005 quarter.

“As we prepare for the 2006-2007 season, we are focused on returning Synagis to a pattern of growth, as well as the potential launch of CAIV-T in 2007 and the introduction of Numax® in 2008,” commented Mott. “As part of our preparations, we have taken significant steps to bolster our commercial operations since the beginning of 2006. Specifically, we have added seven new vice presidents and senior vice presidents with substantial industry experience to key leadership positions; we have realigned every functional area within the commercial organization; and we have completed the anticipated 125-person expansion of our infectious disease sales organization, which now includes 425 pediatric-focused specialty sales professionals.”

For the first six months of 2006, MedImmune’s product sales of $558 million included $496 million of worldwide sales of Synagis, $458 million of which came from U.S. sales and $38 million from sales to AI. Total product sales in the comparable 2005 period were $593 million including $523 million in worldwide sales of Synagis, of which $483 million were domestic sales and $40 million were from sales to AI. For the six-month periods, sales of Ethyol totaled $45 million in both 2006 and 2005.

Margin and Operating Expense Analysis

On January 1, 2006, MedImmune adopted the new accounting standard (Statement of Financial Accounting Standards No. 123R) that requires the company to recognize costs associated with share-based compensation arrangements, including stock options. These costs are reflected in inventory, cost of goods sold, research and development (R&D) and selling, general and administrative expenses (SG&A). To aid investors in understanding the underlying components of our business, MedImmune has separately identified the share-based compensation expense in the following discussion.

MEDIMMUNE REPORTS FINANCIAL RESULTS FOR SECOND-QUARTER 2006

Gross Margins and Other Operating Expenses

Gross margins on product sales were 79 percent in the 2006 second quarter and 67 percent in the 2005 second quarter. The impact of FluMist on overall gross margins for the second quarter of 2006 was largely neutral, while last years’ second-quarter gross margin would have been 71 percent excluding FluMist. The remaining increase in gross margin was due to declining royalties and manufacturing efficiencies for Ethyol combined with an end-of-season reduction in sales allowances for Synagis.

Other operating expenses were $9 million for the second quarter of 2006 compared to $3 million last year, and $12 million for the first six months of 2006 compared to $6 million for the first six months of 2005. The increase of $6 million in both periods was due to manufacturing process validation costs associated with CAIV-T (cold adapted influenza vaccine, trivalent), the company’s refrigerator-stable formulation of its live, attenuated influenza vaccine.

Research and Development (R&D)

R&D expenses were $94 million in the 2006 second quarter. Excluding the impact of share-based compensation expense, R&D expenses were $92 million in the 2006 second quarter compared to $79 million in the 2005 second quarter.

R&D expenses for the six months ended June 30 were $182 million in 2006. Excluding the impact of share-based compensation expense, R&D expenses for the six months ended June 30 were $176 million in 2006 compared to $147 million in 2005. The increase in R&D expenses is primarily due to a higher level of activity from new and ongoing collaboration agreements, as well as preclinical research and process development activities.

Selling, General and Administrative (SG&A)

SG&A expenses were $82 million in the 2006 second quarter. Excluding the impact of share-based compensation expense, SG&A expenses were $77 million in the 2006 second quarter, up from $61 million in the 2005 second quarter. The year-over-year increase is largely due to the impact of the 2005 and first-half 2006 additions to the sales organization, plus approximately $2 million of amortization expense related to the reacquisition of domestic promotion right to Synagis.

SG&A expenses were $294 million for the six months ended June 30, 2006. Excluding the impact of share-based compensation expense, SG&A expenses for the six months ended June 30 were $283 million in 2006, up from $218 million in for the first half of 2005. Contributing to the year-over-year increase was amortization expense of $45 million and the impact of the additions to the sales organization. Effective July 1, normal co-promotion expense to Abbott, which was $95 million for the first six months of 2006, was discontinued. However, the amortization costs of the buyout will continue until we cease actively marketing Synagis, which is expected to occur sometime during the 2008-2009 season when we expect to start marketing Numax, if and when it is approved by the FDA.

Taxes

The effective tax rate was 44 percent for the second quarter and 42 percent for the six months ended June 30, 2006. Excluding the impact of share-based compensation expense, the effective tax rate was 37 percent in the 2006 second quarter and 36 percent for the first six months of 2006, compared to 35 percent reported in the comparable 2005 periods, reflecting the current absence of certain federal tax credits associated with research and development activities and increased state taxes.

MEDIMMUNE REPORTS FINANCIAL RESULTS FOR SECOND-QUARTER 2006

Share-based compensation expense before taxes approximated $7 million in the 2006 second quarter and $17 million for the six months ended June 30, 2006, and was allocated to cost of goods sold, R&D expense and SG&A expense..

Other Results

Cash and marketable securities at June 30, 2006 were $2.3 billion as compared to $1.5 billion at December 31, 2005. The increase is primarily due to net proceeds from the June 2006 issuance of convertible senior notes. The recent financing transaction combined a net share settlement feature that requires the principal amount of the notes, or $1.15 billion, to be repaid in cash, with only the conversion premium, if any, to be paid in common stock. Additionally, the conversion premium was effectively increased to 75 percent, or $47.67, through concurrent hedging transactions that cost $140 million. Finally, MedImmune also made a simultaneous repurchase of $148 million of common stock, bringing the total share repurchase for the quarter to $282 million, or approximately 10 million shares. The 2006 convertible senior notes were issued in part to pay off the convertible notes issued in 2003, $490 million of which were redeemed on July 17, 2006. The remaining proceeds are intended to be used for general corporate purposes, including additional share repurchases, as well as potential acquisition and in-licensing activities.

Looking Ahead in 2006

MedImmune is confirming its previously stated annual guidance for 2006 issued on April 20, 2006. The company’s guidance is provided as a convenience to investors. Guidance and objectives provided by the company are projections and are based upon numerous assumptions, many of which MedImmune cannot control and that may not develop as MedImmune expects. For a discussion of the risks associated with these forward-looking statements, see the Disclosure Notice below.

DISCLOSURE NOTICE AND FORWARD LOOKING STATEMENTS

This announcement contains historical financial information as of and for the six-month and three-month periods ended June 30, 2006 and June 30, 2005 that is unaudited (except for the balance sheet information as of December 31, 2005), and MedImmune assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation.

This announcement also contains forward-looking statements regarding MedImmune’s future financial performance and business prospects. Those statements involve substantial risks and uncertainties and are present in the section captioned “Looking Ahead in 2006,” as well as other sections containing statements with words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or other terms of similar meaning. Those statements reflect management’s current beliefs and are based on numerous assumptions, which MedImmune cannot control and which may not develop as MedImmune expects for reasons set forth in MedImmune’s Annual Report on Form 10-K for the year ended December 31, 2005, its subsequent quarterly reports on Form 10-Q, its current reports on Form 8-K filed for events occurring in 2006 and other public disclosures and filings with the U.S. Securities and Exchange Commission. Consequently, actual results may differ materially from those projected in the forward-looking statements.

MEDIMMUNE REPORTS FINANCIAL RESULTS FOR SECOND-QUARTER 2006

MedImmune is developing several products for potential future marketing and the overall success of these development efforts is important for the company’s long-term prospects. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance is received, such products will ultimately achieve commercial success.

This press release, including the reconciliation of certain historical data presented in this release to their most comparable GAAP measures, can be found on MedImmune’s website at http://www.medimmune.com in the box marked “News” or with the archived press releases on the Investor Summary page.

Conference Call & Webcast

MedImmune is offering a live webcast of a discussion by MedImmune management of its earnings and other business results on Thursday, July 20, 2006 at 8:00 a.m. eastern time. The live webcast may be accessed in the investor section of MedImmune’s website, www.medimmune.com. A replay of the webcast will also be available via the MedImmune website until July 27, 2006. An audio replay of the webcast will be available beginning at 10:00 a.m. eastern time on July 20, 2006 and ending at midnight July 27, 2006 by calling (888) 286-8010. The passcode for the audio replay is 90522336.

About MedImmune, Inc.

MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious disease, cancer and inflammatory diseases. With more than 2,300 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website at www.medimmune.com.

- Tables Follow -

MEDIMMUNE REPORTS FINANCIAL RESULTS FOR SECOND-QUARTER 2006

MedImmune, Inc.

Consolidated Statements of Operations

(in millions, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Product sales	$66.2	$84.7	$557.8	$593.4
Other revenue	6.7	3.8	13.1	4.9
	72.9	88.5	570.9	598.3
Costs and expenses:
Cost of sales	14.0	28.0	137.1	147.8
Research and development	93.7	78.8	181.6	147.2
Selling, general and administrative (1)	82.0	60.9	293.9	218.4
Other operating expenses	8.8	2.9	11.5	5.5
Technology transfer and transition expenses	-	0.5	-	1.4
	198.5	171.1	624.1	520.3

Operating income	(125.6)	(82.6)	(53.2)	78.0
Interest income, net	12.2	15.7	25.2	30.4
Gain (loss) on investment activities	0.9	(1.2)	0.1	(0.9)

Earnings (loss) before income taxes	(112.5)	(68.1)	(27.9)	107.5
Provision (benefit) for income taxes	(49.3)	(23.9)	(11.7)	37.6
Net earnings (loss)	$(63.2)	$(44.2)	$(16.2)	$69.9

Basic earnings (loss) per share	$(0.26)	$(0.18)	(0.07)	$0.28

Shares used in computing basic earnings (loss) per share	245.9	247.4	246.9	247.7

Diluted earnings (loss) per share (2)	$(0.26)	$(0.18)	$(0.07)	$0.28

Shares used in computing diluted earnings (loss) per share	245.9	247.4	246.9	257.0

(1)

In August 2005, the company acquired full promotion rights in the U.S. for Synagis, effective July 1, 2006. In connection with this transaction, the company recorded an intangible asset of $360.4 million which represents the fair value of the exclusive promotion rights, determined as the aggregate value of the probable additional payments to be made as a result of the amended terms of the agreement in excess of the value of the co-promotion services to be rendered, as determined under the previous agreement. Amortization expense of $2.3 million and $45.5 million was recognized during the second quarter of 2006 and six months ended June 30, 2006, respectively, and is included in selling, general and administrative expense in the consolidated statements of operations.

(2)

Earnings used in computing diluted earnings per share, after assumed conversion of the 1% convertible senior notes, was $71.0 million for the six months ended June 30, 2005. These notes were anti-dilutive for all other periods.

MEDIMMUNE REPORTS FINANCIAL RESULTS FOR SECOND-QUARTER 2006

MedImmune, Inc.

Reconciliation of GAAP Results to Adjusted Results

(in millions, except per share data)

Presented in the following table is a reconciliation of reported net earnings (loss) under GAAP to net earnings (loss) excluding the impact of employee share-based compensation expense.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Item:
Net earnings (loss), as reported (1)	$(63.2)	$(44.2)	$(16.2)	$69.9
Share-based compensation expense (2)
Cost of sales (3)	-	-	0.4	-
Research and development	1.5	-	5.2	-
Selling, general and administrative	5.4	-	11.0	-
Technology transfer and transition expense	-		-
	6.9	-	16.6	-

Income taxes - deductible share-based
compensation expense (4)	(1.3)	-	(3.4)	-
Income taxes - impact on effective tax rate (5)	(8.7)	-	(4.2)	-

Net earnings (loss), as adjusted	$(66.3)	$(44.2)	$(7.2)	$69.9

Basic earnings (loss) per share, as reported	(0.26)	(0.18)	(0.07)	0.28
Diluted earnings (loss) per share, as reported	(0.26)	(0.18)	(0.07)	0.28

Basic earnings (loss) per share, as adjusted	(0.27)	(0.18)	(0.03)	0.28
Diluted earnings (loss) per share, as adjusted	(0.27)	(0.18)	(0.03)	0.28

Shares used to compute earnings per share:
Basic, as reported	245.9	247.4	246.9	247.7
Diluted, as reported	245.9	247.4	246.9	257.0

Basic, as adjusted	245.9	247.4	246.9	247.7
Diluted, as adjusted	245.9	247.4	246.9	257.0

(1)	Prepared in accordance with accounting principles generally accepted in the United States.
(2)

Represents the addback of the noncash employee share-based compensation expense. Share-based compensation is comprised of incentive stock options, nonqualified stock options and the discount on stock purchased by employees.

(3)	Share-based compensation capitalized in inventory was $0.5 million in the three months ended June 30, 2006 and $1.1 million in the six months ended June 30, 2006.
(4)

The company recognizes a tax benefit for nonqualified stock option expense. If incentive stock options are exercised and sold or stock purchased by employees through the employee stock purchase plan is sold within one year, becoming non-qualifying dispositions, the company will be allowed to recognize tax deductions at that time. Until that time, the company must assume that no tax deduction is allowed.

(5)	The company’s effective tax rate is impacted by the exclusion of share-based compensation expense, a portion of which is nondeductible.

MEDIMMUNE REPORTS FINANCIAL RESULTS FOR SECOND-QUARTER 2006

MedImmune, Inc.

Condensed Consolidated Balance Sheets (1)

(in millions)

	June 30,	December 31,
	2006	2005
	(unaudited)	(audited)
Assets:
Cash and marketable securities	$2,252.3	$1,471.9
Trade and contract receivables, net	18.4	284.3
Inventory, net	96.8	69.4
Deferred taxes, net	329.0	186.6
Property and equipment, net	419.5	381.4
Intangible assets, net (2)	273.7	323.5
Other assets	85.6	62.9
	$3,475.3	$2,780.0

Liabilities and shareholders' equity:
Accounts payable	$33.3	$37.0
Accrued expenses	205.5	335.1
Other liabilities (2)	260.7	331.2
Debt (3)(4)	1,655.7	506.2
Shareholders' equity	1,320.1	1,570.5
	$3,475.3	$2,780.0

Common shares outstanding	239.4	247.0

(1)	Certain prior period amounts have been reclassified to conform to current presentation.

(2)

In August 2005, the company acquired full promotion rights in the U.S. for Synagis, effective July 1, 2006. In connection with this transaction, the company recorded an intangible asset of $360.4 million which represents the fair value of the exclusive promotion rights, determined as the aggregate value of the probable additional payments to be made as a result of the amended terms of the agreement in excess of the value of the co-promotion services to be rendered, as determined under the previous agreement. In addition, certain of the additional payments under the agreement totaling $240.5 million as of June 30, 2006 that the company deems probable have been aggregated and recorded as liabilities in the consolidated balance sheet.

(3)

In June 2006, we issued $1.15 billion in convertible senior notes (the “Notes”) for total proceeds of $1.13 billion, net of debt issuance costs. In connection with the issuance of the Notes, we entered into separate convertible note hedge transactions and separate warrant transactions with respect to our common stock to reduce the potential dilution upon conversion of the Notes for a net cost of $139.6 million. Concurrently with the sale of the Notes, we used $148 million of the net proceeds to repurchase approximately 5.4 million shares of our common stock in privately negotiated transactions.

(4)

On July 10, 2006, holders of the company’s 1% convertible senior notes exercised their put options requiring the company to redeem the notes for cash at 100% of the principal amount of the notes, plus accrued and unpaid interest. On July 17, 2006, the company paid $492.1 million to redeem the notes, including $489.6 million in aggregate principal amount and $2.5 million in accrued and unpaid interest. The remaining $10.4 million aggregate principal amount was not redeemed.

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